TABLE TRAC

2023 Shareholder Meeting



May 17, 2023

Cautionary Statement

Certain statements that may be made today will be considered “forward looking” as that term is defined under the rules of the Securities and Exchange Commission (SEC), and are therefore subject to the safe harbor created by such rules. Although the Company believes the expectations reflected in any forward looking information and statements are reasonable, such forward looking information and statements involve risks and uncertainties that could lead actual results to differ from those contained in today’s presentation materials and discussion. The general factors impacting future results are discussed in detail in the Company’s SEC filings, The forward looking information and statements in this presentation speak only as of the date hereof and the Company undertakes no obligation to update the information contained in this report unless required by law.

Table Trac, Inc. (OTCQX: TBTC)

TABLE TRAC

2022 Financial Overview & Highlights

- Expanded the customer base using DataTrac
- Increased the number of customers who purchased the advanced KioskTrac promotional games
- Continued to expand our existing territories in California, Nevada, Texas as well as Australia and Panama
  - Delivered seventeen **(17)** new Casino Management Systems
  - Significantly expanded one Customer in Texas
  - Continued our expansion in Australia
- Revenues increased 59% to $11M in 2022 compared to $6.9 M in 2021
- System revenue of $6.5M in 2022 compared to $3.3M in 2021
- Maintenance revenue of $3.5M in 2022 compared to $3.1M in 2021
- Other revenue of $1.1M in 2022 compared to $558k in 2021
- Operating expenses $4.9M in 2022 compared to $3.6M in 2021 – a 38% increase
  - Increase in our employee count (6 FTE YOY)
  - Increase in our marketing and sales efforts
- Net Income before taxes of $2.17M in 2022 compared to $2M in 2021

TABLE TRAC

2023 Year To Date Highlights

2023 Year To Date Highlights

- Two (2) systems installed
  - One Customer continues their significant expansion (Texas)
  - Australia continues to expand its operations
- Backlog contains seven contracts as of 5/17/2023
- Application in process for Licensing in Louisiana
- Currently licensed in the following states:

- California	- Iowa
- Maryland	- Minnesota
- Mississippi	- Nevada
- West Virginia	- Wisconsin

Technology Update

CasinoTrac Systems

- We continue the development of Version 5.0 of the system
- Interest in TableTrac – our table games systems has increased
    - We are developing additional features to assist with uncarded player tracking

Mobile Trac

- The BMM test lab has completed testing and audit of this new feature
- We have operating cashless gaming interfaces with four different financial services companies to provide cashless wallet access into our clients
    - We will begin interoperability tests at the BMM lab this month

KioskTrac

- We had a successful adoption of our premium game offering for Football Pick-em season long promotion
- We launched a new generation of video animation in some new premium games offered this year
    - Including a fishing game and a birthday cupcake game

Other Company Updates

Company’s Capitalization plan

- The Board is focused on growing the current business model through sales team enhancements and developments
- Increasing the Company’s Marketing efforts
- Considering other opportunities or business synergies within the industry

Dividend Plan

- The Board of Directors is announcing the implementation of the Table Trac dividend program
  - $0.01/share to be declared quarterly
  - Annually, at the discretion of the Board of Director a special dividend may be issued after a review of excess cash and capital needs has been completed

TABLE TRAC™

2023 Shareholder Meeting


Questions and Answers

May 17, 2023